Exhibit 99.1
Petrohawk Energy Corporation
Unaudited Pro Forma Consolidated Statement of Operations
(In thousands, except per share amounts)

	Six Months Ended June 30, 2007
	Petrohawk			Petrohawk
	Historical	Adjustments		Pro Forma
Operating revenues:
Oil and gas	$442,725	$(145,830	) (1)	$296,895
Operating expenses:
Production:
Lease operating	33,292	(12,370	) (1)	20,922
Workover and other	4,022	(2,094	) (1)	1,928
Taxes other than income	30,278	(10,432	) (1)	19,846
Gathering, transportation and other	15,023	(4,054	) (1)	10,969
General and administrative	32,581	—		32,581
Depletion, depreciation and amortization	196,048	(55,875	) (2)	139,823
		(350	) (3)

Total operating expenses	311,244	(85,175)		226,069

Income from operations	131,481	(60,655)		70,826
Other expenses:
Net loss on derivative contracts	(27,342)	—		(27,342)
Interest expense and other	(62,539)	866	(4)	(61,673)

Total other expenses	(89,881)	866		(89,015)

Net income (loss) before income taxes	41,600	(59,789)		(18,189)
Income tax (provision) benefit	(15,384)	15,384	(5)	6,726
		6,726	(5)

Net income (loss)	$26,216	$(37,679)		$(11,463)

Earnings (loss) per share of common stock:

Basic	$0.16			$(0.07)

Diluted	$0.15			$(0.07)

Weighted average shares outstanding:

Basic	167,546			167,546

Diluted	171,490			167,546

See accompanying notes to the unaudited pro forma consolidated financial statements.

Petrohawk Energy Corporation
Notes to Unaudited Pro Forma Consolidated Financial Statements
Note 1—Basis of Presentation
The unaudited pro forma financial information is presented to illustrate the effect of Petrohawk’s November 30, 2007 sale of its Gulf Coast properties on its historical operating results. The unaudited pro forma statements of operations for the six months ended June 30, 2007 is based on the historical financial statements of Petrohawk for such periods after giving effect to the transaction as if it had occurred on January 1, 2007. The unaudited pro forma financial information should be read in conjunction with Petrohawk’s historical consolidated financial statements and notes thereto contained in Petrohawk’s 2007 Annual Report on Form 10-K, filed on February 27, 2008.
The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates.
The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transactions occurred on the respective date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the company’s management believes to be reasonable.
Note 2—Pro Forma Adjustments
The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2007 reflect the following adjustments:
(1)	Reflects the elimination of oil and gas revenues and operating expenses associated with the assets that were sold;

(2)	To adjust historical depletion expense associated with oil and gas properties as if the sale of assets had occurred on January 1, 2007. Depletion expense is calculated using the unit of production method under full cost accounting;

(3)	Reflects the elimination of asset retirement obligations associated with the assets that were sold;

(4)	Adjustments to reduce interest expense and other for the repayment of $27 million in outstanding borrowings under the Company’s senior revolving credit facility as of January 1, 2007; and

(5)	Adjustment to record income tax expense on the unaudited pro forma consolidated results of operations based on the Company’s historical effective tax rates of 37.0% for the six months ended June 30, 2007.
Petrohawk incurred approximately $12 million in transaction costs. This amount consists of costs associated with employee severance payments. These costs are directly attributable to the transaction and have been excluded from pro forma financial statements as they represent material nonrecurring charges and occurred subsequent to June 30, 2007.